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CONSENT OF INDEPENDENT AUDITORS

Seligman Capital Fund, Inc.:

We consent to the use in Post-Effective Amendment No. 54 to Registration Statement No. 2-33566 of our report dated January 30, 1998, appearing in the Annual Report to Shareholders for the year ended December 31, 1997, which is incorporated by reference in the Statement of Additional Information, which is included in such Registration Statement, and to the references to us under the captions "Financial Highlights" in the Prospectus and "General Information" in the Statement of Additional Information, which are also included in such Registration Statement.


DELOITTE & TOUCHE LLP
New York, New York
April 24, 1998






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